Exhibit 1

Directors and Officers of Mongolia (Barbados) Corp.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Natalia B. Sisnett Director	Company director	c/o Mongolia (Barbados) Corp. 100 King Street West, Suite 5600 Toronto, Ontario, Canada, M5X 1C9	Barbados
Trevor Nagai Director	Company director	c/o Mongolia (Barbados) Corp. 100 King Street West, Suite 5600 Toronto, Ontario, Canada, M5X 1C9	Barbados

Directors and Officers of Mongolia Growth Group Ltd.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Harris Kupperman* Chief Executive Officer and Executive Chairman
Genevieve Walkden Jackson Chief Financial Officer	Chief Financial Officer of Mongolia Growth Group Ltd.	c/o Mongolia Growth Group Ltd. 100 King Street West, Suite 5600 Toronto, Ontario, Canada, M5X 1C9	United States
Robert Scott Director	Founder and President of Corex Management Inc.	c/o Mongolia Growth Group Ltd. 100 King Street West, Suite 5600 Toronto, Ontario, Canada, M5X 1C9	Canada
Brad Farquhar Director	Executive Vice-President and Chief Financial Officer of SSC Security Services Corp.	c/o Mongolia Growth Group Ltd. 100 King Street West, Suite 5600 Toronto, Ontario, Canada, M5X 1C9	Canada
Nick Cousyn Director	Director of Client Relations of Praetorian PR LLC	c/o Praetorian PR LLC Carr 429, Km 4.1, Bo. Barrero Rincon, Puerto Rico 00677	United States
James Dwyer Director	Partner and Board Member of Mongolian Business Database	c/o Mongolia Growth Group Ltd. 100 King Street West, Suite 5600 Toronto, Ontario, Canada, M5X 1C9	United States

* Mr. Kupperman is a Reporting Person and, as such, the information with respect to Mr. Kupperman called for by the Schedule 13D is set forth therein.